Exhibit 12.1



              UAL Corporation and Subsidiary Companies

          Computation of Ratio of Earnings to Fixed Charges

              and Preferred Stock Dividend Requirements

                                              Nine Months Ended
                                                 September 30
                                              -----------------
                                               1999       1998
                                               ----       ----
                                                (In Millions)
Earnings:

 Earnings before income taxes               $ 1,739    $ 1,173
 Fixed charges, from below                      905        858
 Undistributed earnings of affiliates           (26)       (53)
 Interest capitalized                           (56)       (82)
                                             ------     ------
     Earnings                               $ 2,562    $ 1,896
                                             ======     ======

Fixed charges:

 Interest expense                           $   273    $   265
 Preferred stock dividend requirements          152        127
 Portion of rental expense representative
   of the interest factor                       480        466
                                             ------     ------

       Fixed charges                        $   905    $   858
                                             ======     ======

Ratio of earnings to fixed charges             2.83       2.21
                                             ======     ======